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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                   FORM 11-K


      [X]   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
            SECURITIES EXCHANGE ACT OF 1934


                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000

                                       OR

      [ ]   TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
            SECURITIES EXCHANGE ACT OF 1934

            FOR THE TRANSITION PERIOD FROM __________ TO __________


                         COMMISSION FILE NUMBER: 1-14659


                          WILMINGTON TRUST CORPORATION
             (Exact name of registrant as specified in its charter)


                                    DELAWARE
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            (State or jurisdiction of incorporation or organization)


                                   51-0328154
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                      (I.R.S. Employer Identification No.)


                  RODNEY SQUARE NORTH, 1100 NORTH MARKET STREET
                            WILMINGTON, DE 19890-0001
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                    (Address of Principal Executive Offices)


                                 (302) 651-1000
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              (Registrant's telephone number, including area code)


                               Thrift Savings Plan

                              (Full title of plan)

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1.    The Thrift Savings Plan affords staff members the opportunity to acquire from time to time shares of Wilmington Trust Corporation's stock, as well as interests in funds which purchase a variety of investments from time to time and which may change from time to time. These include debt instruments and stocks of new and established companies. The names and address of those funds are The Wilmington Funds, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890.

2. The financial statements required to be filed for the Thrift Savings Plan, which qualifies under the Employee Retirement Income Security Act of 1974, will be filed as an amendment to this Form 11-K by June 29, 2001, 180 days after the end of the plan's fiscal year.
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                                     SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the following individuals, who administer the Thrift Savings Plan, have signed this Form 11-K as of March 15, 2001.



                                    /s/ David R. Gibson           (SEAL)
                                    ------------------------------
                                    David R. Gibson, Chairman


                                    /s/ E. Matthew Brown          (SEAL)
                                    ------------------------------
                                    E. Matthew Brown


                                    /s/ Robert J. Christian       (SEAL)
                                    ------------------------------
                                    Robert J. Christian


                                    /s/ Howard K. Cohen           (SEAL)
                                    ------------------------------
                                    Howard K. Cohen


                                    /s/ Michael A. DiGregorio     (SEAL)
                                    ------------------------------
                                    Michael A. DiGregorio


                                    /s/ William J. Farrell, II    (SEAL)
                                    ------------------------------
                                    William J. Farrell, II


                                    /s/ Gerald F. Sopp            (SEAL)
                                    ------------------------------
                                    Gerald F. Sopp


                                    /s/ Kermit B. Wooden          (SEAL)
                                    ------------------------------
                                    Kermit B. Wooden


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